Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Mobileye N.V. of our report dated May 8, 2014, except as it relates to the restatement as described in Note 2(x) to the consolidated financial statements as to which the date is June 16, 2014 and except for the stock split described in Note 2(y) as to which the date is July 16, 2014, relating to the consolidated financial statements of Mobileye N.V., which appears in Amendment No. 7 to the Registration Statement on Form F-1 of Mobileye N.V. (SEC File No. 333-196898).

/s/ Kesselman & Kesselman
Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel Aviv, Israel
January 8, 2015